Exhibit 21.1

Subsidiaries of Express Parent LLC

Name	Jurisdiction of Formation
Express Topco LLC	Delaware
Express Holding, LLC	Delaware
Express, LLC	Delaware
Express Finance Corp.	Delaware
Express GC, LLC	Ohio